Exhibit 99.1

Press Release

Release Date: November 8, 2013	Contact: Thomas A. Vento -
at 4:30 p.m. EST	President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR
RESULTS

Philadelphia, Pennsylvania (November 8, 2013) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), successor company to Prudential Bancorp, Inc. of Pennsylvania and the holding company for Prudential Savings Bank (the “Bank”), today reported net income of $784,000, or $0.08 per diluted share, for the quarter ended September 30, 2013 as compared to $1.6 million or $0.17 per diluted share, for the comparable period in 2012.  For the year ended September 30, 2013, the Company recognized net income of $1.8 million, or $0.18 per diluted share, as compared to net income of $2.6 million, or $0.27 per diluted share for the fiscal year ended September 30, 2012.  The lower level of earnings for both the three months and year ended September 30, 2013 was primarily due to the reduced amount of gains on the sale of investment and mortgage-backed securities recognized during the 2013 periods as compared to the same periods in 2012.

Tom Vento, Chairman, President and Chief Executive Officer, stated, “We are pleased to report not only our tenth consecutive quarter of earnings but also the continued success in reducing the amount of our non-performing assets. As of September 30, 2013, we had reduced such assets to $7.0 million, or 1.2% of total assets as compared to $16.0 million or 3.3% of total assets as of September 30, 2012.  With the improvement in asset quality and selected indicators pointing toward economic recovery, we believe there will be great opportunities for community banks like us that are well capitalized with strong balance sheets. Furthermore, on October 9, 2013 we announced the Company’s successful completion of our second-step conversion and related stock offering, which provided us with significant additional capital that will facilitate the continued implementation of our business strategy.”

Upon completion of our second-step conversion and related public stock offering, Prudential Savings Bank is now 100% owned by the Company and the Company is 100% owned by public shareholders. A total of 7,141,602 shares of common stock were sold in the subscription offering at $10.00 per share for gross proceeds of $71.4 million. In addition, 2,403,207 additional shares were issued in exchange for shares of common stock of the former mid-tier holding company for the Bank, Prudential Bancorp, Inc. of Pennsylvania, owned by the public shareholders. As a result of the stock offering and exchange, the Company now has 9,544,809 shares of common stock outstanding and is fully publicly owned. Our capital at the quarter and fiscal year ended September 30, 2013 does not include the effects of the second-step conversion and stock offering.

At September 30, 2013, we had total assets of $607.9 million, as compared to $490.5 million at September 30, 2012, an increase of 24.0%. The primary reason for the $117.4 million increase in assets was the $77.7 million increase in cash and cash equivalents. The increase in such assets reflected the receipt of $145.7 million in subscription funds held in escrow at the Bank at September 30, 2013 from the second-step conversion stock offering, partially offset by a decrease of $28.6 million in deposits not including the funds held in escrow as a part of the stock offering.  Subsequent to September 30, 2013, we returned approximately $74.3 million in excess subscription funds.  Loans receivable increased to $306.5 million at September 30, 2013 from $260.7 million at September 30, 2012.  This increase was funded by the proceeds from sale of investment securities and mortgage-backed securities and cash and cash equivalents on hand. A majority of the loan growth consisted of the origination of single-family residential loans within our immediate market area.

Total liabilities increased to $548.0 million at September 30, 2013 from $430.7 million at September 30, 2012. The $117.3 million increase in total liabilities was primarily due to the receipt of funds held in escrow for the stock offering. Excluding the funds held in escrow, total deposits decreased $28.6 million, primarily due to our determination to let certain higher costing certificates of deposit run-off as part of our asset/liability management strategy. The deposit outflows experienced during the year were funded from cash and cash equivalents.

Total stockholders’ equity increased by $81,000 to $59.9 million at September 30, 2013 from $59.8 million at September 30, 2012. The increase was primarily due to the recognition of $1.8 million in earnings during the year ended September 30, 2013 as well as increase of $901,000 in our equity associated with the Company’s stock benefit plans, offset by the decline in the market value of the remaining available for sale securities in the portfolio due to changes in market rates as of September 30, 2013.

For the three months ended September 30, 2013, net interest income remained flat at $3.0 million as compared to $3.0 million for the same period in fiscal 2012. The increase reflected a $357,000 or 8.2% decrease in interest income combined with a $391,000 or 29.2% decrease in interest paid on deposits and borrowings. The decrease in interest income resulted from a 26 basis point decrease to 3.36% in the weighted average yield earned on interest-earning assets combined with a $5.2 million or 0.3% decrease to $472.6 million in the average balance of interest-earning assets for the three months ended September 30, 2013, as compared to the same period in fiscal 2012.  The decrease in the weighted average yield earned was primarily due to the reinvestment at lower current market rates of the proceeds from called or sold investment and mortgage-backed securities combined with the origination of new loans at lower current market rates of interest.  The decrease in the average balance reflected the use of cash and cash equivalents to fund the outflow of higher costing deposits, primarily certificates of deposit.  The decrease in interest expense resulted primarily from a 34 basis point decrease to 0.89% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the year combined with a $7.2 million or 0.3% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the three months ended September 30, 2013, as compared to the same period in 2012.  As with the year ended September 30, 2013 discussed below, the decline in the weighted average rate paid reflected the ongoing effect of the low interest rate environment on our cost of funds as deposits re-priced downward as well as our continued implementation of asset/liability strategies designed to reduce our use of higher costing certificates of deposit as a funding source.

For the year ended September 30, 2013, net interest income decreased $771,000 or 5.8% to $12.4 million as compared to $13.2 million for the same period in fiscal 2012. The decrease was due to a $2.2 million or 11.6% decrease in interest income partially offset by a $1.4 million or 24.8% decrease in interest expense.  The decrease in interest income resulted from a 36 basis point decrease to 3.6% in the weighted average yield earned on interest-earning assets combined with a $13.2 million or 2.8% decrease in the average balance of interest-earning assets for the year ended September 30, 2013 as compared to fiscal year 2012.  The decrease in the weighted average yield earned was primarily due to the reinvestment at lower current market rates of the proceeds from called or sold investment and mortgage-backed securities as well as to the origination of new loans at lower current market rates of interest.  The decrease in the average balance reflected the use of cash and cash equivalents, including proceeds from the call, maturity or sale of investment and mortgage-backed securities, to fund the outflow of higher costing deposits, primarily certificates of deposit, as part of our asset/liability management strategy and interest rate risk management.  The decrease in interest expense resulted primarily from a 29 basis point decrease to 1.04% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the fiscal year 2013 combined with a $15.3 million or 3.5% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, during the year ended September 30, 2013, as compared to fiscal year 2012.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on our cost of funds as deposits re-priced downward as well as our continued implementation of our asset/liability strategies designed to reduce our use of higher costing certificates of deposit as a funding source.

For the three months ended September 30, 2013, the net interest margin was 2.56%, as compared to 2.50% for the same period in fiscal 2012. The increase was primarily due to a decline in rates paid on interest-bearing liabilities of 34 basis points, partially offset by a reduced yield earned on interest-earning assets. For the year ended September 30, 2013, the net interest margin was 2.67% as compared to 2.76% for fiscal year 2012.  The decrease reflected the decline in net interest income as the yields earned on interest-earning assets declined to a greater degree than the rates paid on interest-bearing liabilities due to the already low level of our cost of funds.

The Company recorded a recovery for loan losses of $500,000 during the three months and year ended September 30, 2013, while the Company established a provision for loan losses of $375,000 for the quarter ended September 30, 2012 and $725,000 for the year ended September 30, 2012.  No provisions for loan losses were deemed necessary for the 2013 periods in part due to the recovery of previously charged off loan amounts of $202,000 and $1.1 million during the three months and year ended September 30, 2013, respectively.  The Company believes that the provision at September 30, 2013 is sufficient to cover all inherent and known losses associated with the loan portfolio at such date.  At September 30, 2013, the Company’s non-performing assets totaled $7.0 million or 1.2% of total assets as compared to $16.0 million or 3.3% of total assets at September 30, 2012.  Non-performing assets at September 30, 2013 included $6.6 million in non-performing loans consisting of $2.9 million of one-to four-family residential loans, $1.3 million of single-family residential investment properties and $2.4 million of commercial real estate loans.  Non-performing assets also included two one-to-four family residential real estate owned properties with an aggregate carrying value of $406,000.  The decrease in non-performing assets during the year ended September 30, 2013 was primarily due to the sale in January 2013 of a group of loans related to a condominium project located in Philadelphia in which the Bank was the lead lender and held a $9.2 million investment.  In connection with the closing of the loan sale, the Bank and the other loan participants extended a loan to an affiliate of the borrower, the proceeds of which were used to reduce the principal balance due on the project.  The Bank’s portion of such loan is approximately $1.3 million.  The new loan was classified as a troubled debt restructuring at the time of origination and is included in the $6.6 million of non-performing assets described above.  The new loan is performing in accordance with its terms.  The Bank did not incur any additional losses upon completion of the sale of the loans beyond the $968,000 loss already recognized in prior periods.

The allowance for loan losses totaled $2.4 million, or 0.8% of total loans and 35.5% of total non-performing loans at September 30, 2013 as compared to $1.9 million, or 0.7% of total loans and 13.4% of total non-performing loans at September 30, 2012.

With respect to the quarter ended September 30, 2013, non-interest income amounted to $283,000 as compared to $2.6 million for the same quarter in fiscal 2012. Non-interest income amounted to $1.8 million for the year ended September 30, 2013 compared with $3.1 million for the same period in fiscal 2012. The primary reason for the higher level of non-interest income in the 2012 periods related to the recognition of $2.1 million (pre-tax) in gains on sale of securities sold during the quarter ended September 30, 2012.

For the three months ended September 30, 2013, non-interest expense decreased $216,000 to $2.7 million as compared to the same quarter in fiscal 2012. The primary reason for the decline in non-interest expense was the decline in real estate owned expense resulting from Philadelphia real estate tax abatement refunds expensed in prior periods. For the year ended September 30, 2013, non-interest expense decreased $418,000 to $11.3 million compared to fiscal year 2012. The decrease for the year ended September 30, 2013 was primarily due to decreases in salary and employee benefit expense and real estate owned expense resulting from Philadelphia real estate tax abatement refunds expensed in prior periods.

We recorded income tax expense for the three months ended September 30, 2013 of $397,000, compared to income tax expense of $700,000, for the three months ended September 30, 2012.  For the year ended September 30, 2013 we incurred income tax expense of $1.7 million as compared to $1.3 million for fiscal year 2012. Income tax expense for the year ended September 30, 2013 was adversely impacted by the decline in available unrealized capital gains resulting in an increase in the valuation allowance recognized in the 2012 and 2013 periods related to the deferred tax asset for the capital loss carryforward created in connection with the redemption in kind in 2008 of our entire investment in a mutual fund.  The valuation allowance related to the capital loss carryforward was increased during June 2013 by $154,000 to become fully reserved.  As a result, management believes that on an ongoing basis, the Company’s effective tax rate will have less volatility and be within a more normalized range.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2013	2012
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$607,897	$490,504
Cash and cash equivalents	158,984	81,273
Investment and mortgage-backed securities:
Held-to-maturity	83,732	63,110
Available-for-sale (1)	41,781	65,975
Loans receivable, net	306,517	260,684
Deposits	542,748	425,602
FHLB advances	340	483
Non-performing loans	6,634	14,018
Non-performing assets	7,040	15,990
Stockholders’ equity	59,912	59,831
Full-service offices	7	7

	Three Months Ended September 30,		Year Ended September 30,
	2013	2012	2013	2012
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$3,997	$4,354	$16,773	$18,979
Total interest expense	948	1,339	4,344	5,779
Net interest income	3,049	3,015	12,429	13,200
Provision for loan losses	(500)	375	(500)	725
Net interest income after provision for loan losses	3,549	2,640	12,929	12,475
Total non-interest income	283	2,572	1,774	3,068
Total non-interest expense	2,651	2,867	11,250	11,668
Income before income taxes	1,181	2,345	3,453	3,875
Income tax expense	397	700	1,698	1,282
Net income	$784	$1,645	$1,755	$2,593
Basic earnings per share	$0.08	$0.17	$0.18	$0.27
Diluted earnings per share	$0.08	$0.17	$0.18	$0.27

Selected Operating Ratios(2):
Average yield on interest- earning assets	3.36%	3.64%	3.60%	3.96%
Average rate paid on interest-bearing liabilities	0.89%	1.24%	1.04%	1.33%
Average interest rate spread(3)	2.74%	2.40%	2.56%	2.63%
Net interest margin(3)	2.56%	2.52%	2.67%	2.76%
Average interest-earning assets to average interest-bearing liabilities	111.37%	110.72%	111.15%	110.29%
Net interest income after provision for loan losses to non-interest expense	133.87%	92.08%	114.92%	106.92%
Total non-interest expense to total average assets	2.17%	2.30%	2.25%	2.33%
Efficiency ratio(4)	79.56%	51.32%	79.21%	71.72%
Return on average assets	0.64%	1.32%	0.35%	0.52%
Return on average equity	5.31%	11.06%	3.00%	4.43%
Average equity to average total assets	12.11%	11.92%	11.92%	11.71%

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2013	2012	2013	2012
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.16%	5.38%	2.16%	5.38%
Non-performing assets as a percentage of total assets(6)	1.16%	3.26%	1.16%	3.26%
Allowance for loan losses as a percentage of total loans	0.77%	0.71%	0.77%	0.71%
Allowance for loan losses as a percentage of non-performing loans	35.47%	13.42%	35.47%	13.42%
Net charge-offs to average loans receivable	-0.27%	2.55%	-0.35%	0.91%

Capital Ratios(5)
Tier 1 leverage ratio
Company	12.54%	11.73%	12.54%	11.73%
Bank	11.81%	10.95%	11.81%	10.95%
Tier 1 risk-based capital ratio
Company	26.69%	27.51%	26.69%	27.51%
Bank	25.15%	25.69%	25.15%	25.69%
Total risk-based capital ratio
Company	27.72%	28.39%	27.72%	28.39%
Bank	26.18%	26.57%	26.18%	26.57%

__________________________
(1) Includes impaired securities. (2)With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Subsequent to September 30, 2013, the Company infused an additional $34.8 million into the Bank upon the successful completion of the second-step conversion and related stock offering.

(6)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

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